AMENDMENT TO INVESTMENT ADVISORY AND ADMINISTRATION

AGREEMENT

Amendment dated as of September 24, 2020 to the Investment Advisory and Administration Agreement dated as of June 1, 2001, between The Charles Schwab Family of Funds (the “Trust”) and Charles Schwab Investment Management, Inc. (the “Investment Adviser”).

WITNESSETH:

WHEREAS, the Trust and Adviser have entered into an Investment Advisory and Administration Agreement (the “Agreement”) dated as of June 1, 2001, pursuant to which the Investment Adviser renders investment advisory services to Schwab Municipal Money Fund and Schwab Government Money Fund;

WHEREAS, Section 7 of the Agreement sets forth the terms and conditions with respect to the compensation payable by the Trust to the Investment Adviser for the services rendered to Schwab Municipal Money Fund and Schwab Government Money Fund pursuant to the Agreement; and

WHEREAS, the Trust and the Investment Adviser desire to amend Section 7 of the Agreement for the purpose of revising the terms and conditions with respect to the compensation payable to the Investment Adviser under the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.    Section 7 of the Agreement is amended and restated in its entirety to read as follows:

Compensation. For the services provided and the expenses assumed pursuant to this Agreement for each of the Schwab Municipal Money Fund and Schwab Government Money Fund, the Trust will pay the Investment Adviser out of the assets of each of the Schwab Municipal Money Fund and Schwab Government Money Fund and the Investment Adviser will accept as full compensation therefore an annual fee, computed daily and paid monthly in arrears, equal to 0.19% of such Fund’s average daily net assets.

2.    All other Sections of the Agreement shall continue in effect as contained in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

THE CHARLES SCHWAB FAMILY OF FUNDS	CHARLES SCHWAB INVESMENT MANAGEMENT, INC.

By: /s/ Mark D. Fischer	By: /s/ Jonathan de St Paer
Name: Mark D. Fischer	Name: Jonathan de St Paer
Title: Treasurer and Chief Financial Officer	Title: President

Dated as of September 24, 2020

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